Exhibit 10.2
English Summary
of
Equity Transfer Agreement

This Equity Transfer Agreement (hereinafter referred to as the “Agreement”) is made by the following parties in Jinzhou City, Liaoning Province, China on January 18, 2010.

Between: Wonder Employee Capital Limited, a corporation duly formed under the laws of British Virgin Islands with its legal address at P.O. Box 957, Offshore Incorporations Limited Centre, Road Town, Tortola, British Virgin Islands (hereinafter referred to as the “Seller”);

AND: Yearcity Limited, a corporation duly formed under the laws of the British Virgin Islands with its legal address at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, its authorized representative and board chairman (hereinafter referred to as the “Purchaser”, and together with the Seller, the “Parties”);

WHEREAS,
A.
Jinheng Automotive Safety Technology Holdings Limited (hereinafter referred to as “Jinheng Holdings”), a corporation duly formed under the laws of Cayman Islands, is a high-tech automotive parts company listed on the Hong Kong Stock Exchange. Jinheng Holding is primarily engaged in the manufacturing and sales of automotive engine electronic injection management systems (EMS), and components of diesel engines;

B.	Applaud Group Limited (hereinafter referred to as “Applaud Group”), a corporation duly formed under the laws of British Virgin Islands, is a 52.20% shareholder of Jinheng Holdings;

C.	The Seller owns 17.46% of Applaud Group, thereby, indirectly owns 9.11% of Jinheng Holdings. The Seller has no assets and business other than its ownership of Applaud Group;

D.
The Seller desires to sell its 17.46% ownership in Applaud Group to the Purchaser on terms and conditions stipulated in this Agreement, and the Purchaser desires to buy the Seller’s 17.46% ownership in Applaud Group, thereby, indirect ownership of 9.11% of Jinheng Holdings;

E.	On January 18, 2010, the board of directors of the Seller has approved the sales of its 17.46% ownership in Applaud Group to the Purchaser and to sign this Agreement;

F.	On January 15, 2010, the board of directors of the Purchaser has approved the purchase of the Seller’s 17.46% ownership in Applaud Group and to sign this Agreement;

G.	The Parties agree that the Purchaser shall enjoy the rights of shareholder attached to the Seller’s equity interest in Applaud Group starting from January 1, 2010.

NOW, THEREFORE, the Parties reached this Agreement as follows:

Article 1. Transfer of the Equity Interest to the Purchaser

1.1	Purchase and Sales
The Seller agrees to sell to the Purchaser and the Purchaser agrees to purchase from the Seller the 17.46% equity interest in Applaud Group owned by the Seller (the “Shares to be Transferred”).

1.2	Purchase Price
The purchase price for this Shares to be Transferred (the “Purchase Price”) is Hong Kong Dollar Fifty Two Million Five Hundred and Thirty Four Thousand Six Hundred and Seventy One point Eight (HK$52,534,671.80).

1.3	Time and Method of Payment
(a)
The Purchaser shall effect payment of HK$52,534,671.80 to the Seller in equivalent U.S. dollars to the bank account designated by the Seller on or before February 15, 2010. The exchange rate is based on the middle price announced by the People’s Bank of China at the payment date.

(b)
The Parties agree that the Purchase Price shall be paid in U.S. dollars in cash. If the Seller deems necessary, the Seller may direct the Purchase to make the Purchase Price to its designated individual or other entity.

Article 2.  Effective Date and Closing Date

2.1	Effective Date
This Agreement shall become effective upon signing by representatives of the Parties, and the signing date shall be deemed as the effective date.

2.2	Documents Delivered by the Seller before the Signing of the Agreement:
(a) The Seller’s internal approval;
(b) The Seller’s charter documents (business license and commercial registration).

2.3	Documents Delivered by the Purchaser before the Signing of the Agreement:
(a) The Purchaser’s internal approval;
(b) The Purchaser’s charter documents (referred to as the business license and commercial registration).

Article 3. Closing

3.1 Closing
The Closing means the completion of the share transfer stipulated in this Agreement.

3.2 Closing Date
The Parties agreed that the Closing shall be done in accordance with terms in this Agreement, and the Effective Date shall be the Closing Date.

3.3 With the time period designated by the Purchaser, the Seller shall provide the Purchaser with the updated shareholders registration evidencing that the Purchaser has become the 17.46% shareholder of the Applaud Group.

Article 4. Representation, Warranties and Covenants

4.1 Each of the Seller and the Purchaser represents and warrants to the other Party as follows:
(a) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.
(b) It has the requisite corporate power and authority to execute, deliver this Agreement and to consume the transactions contemplated by this Agreement;
(c)	It has already taken all the necessary corporate actions to authorize the signing of this Agreement, and the representative has full authority the sign this Agreement;
(d)	Upon signing by the authorized representatives of the Parties, this Agreement shall be enforceable against the relevant Party.

4.2 The Seller covenants and agrees that:
The Seller is the sole legal and beneficial owner of the Shares to be Transferred and, as of the Closing Date, holds all the Shares to Be Transferred free and clear of any liens, encumbrances, pledges, security interests or other restrictions or claims of any kind or character.

4.3 Purchaser covenants and agrees that:
The fund to pay for the Purchase Price is legally owned by the Purchaser.

Article 5. Confidentiality

5.1 Confidentiality obligations
The Parties shall not disclose any commercial confidential information received from the other Party in connection with this Agreement to any third parties and shall not use such information for any purpose other than this Agreement, except disclosures as required by the applicable laws and regulations, including the disclosure in current report in Form 8-K with the U.S. securities exchange commission.

5.2 Commercial Confidential Information
For the purpose of this Article 5, the commercial confidential information means the business operation, commercial strategy, commercial plan, investment plan, product, sales, customer, employee, marketing, technology, finance, or other related information in verbal or written form, including, but not limited to, the reports, records and all the duplicates of such information (including electronic copies), duplicates and translations.

5.3 Duration of confidential obligations
The Parties’ obligations under this Article 5 shall survive the termination of this Agreement.

Article 6. Force Majeure

6.1 Force Majeure
If performance of this Agreement in whole or in part is prevented, restricted or interfered with by reason of an earthquake, storm, flood, fire, war, strike or any other cause beyond the reasonable control of the Parties (each a “Force Majeure condition”).

6.2 Notice
The party in Force Majeure conditions shall provide to the other Party a valid evidentiary document setting forth in detail the Force Majeure Condition within fifteen (15) days, its expected duration and the consequences thereof.

6.3 Dispute Resolution
The Parties shall consult with each other so as to avoid or minimize any adverse effect of any Force Majeure Condition on this Agreement or the transactions contemplated hereunder, and the Parties shall try their best to avoid or reduce damages cause by consultation.

Article 7. Liabilities for Breach of Contract

If a Party breaches its representations, warranties, covenants or obligations hereunder, the breaching party shall be liable for all damages incurred by non-breaching party therefrom.

Article 8. Notice

A party shall deliver notice to the other Party via messenger, facsimile, air or express mail.

Article 9. Governing Laws

This Agreement shall be construed and governed in accordance with the laws of the People’s Republic of China.

Article 10. Dispute Resolution

Any dispute arising from or in connection with this Agreement shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration which shall be conducted in accordance with the commission’s arbitration rules in effect at the time of applying for arbitration in Beijing, China. The arbitral award is final and binding upon both parties.

Article 11. Miscellaneous

11.1 Amendment
This Agreement can be amended only by written agreement between the Parties.

11.2 Copy
This Agreement is written and executed in Chinese in four (4) original copies, two for each Party with the same equal legal effect.

Seller:  Wonder Employee Capital Limited

Representative’s Signature:	/s/ Qingjie Zhao

Purchaser: Yearcity Limited

Representative’s Signature:	/s/ Meirong Yuan